Exhibit 99.1

Kohl’s Corporation Holds Annual Shareholders Meeting

MENOMONEE FALLS, Wis.—May 15, 2024 — Kohl’s Corporation (NYSE:KSS) (“Kohl’s” or the “Company”) today held its annual shareholders meeting. Following are the preliminary results for the five proposals voted upon by shareholders:

1.

Kohl’s shareholders elected Wendy Arlin, Michael J. Bender, Yael Cosset, Christine Day, H. Charles Floyd, Thomas A. Kingsbury, Robbin Mitchell, Jonas Prising, John E. Schlifske, Adrianne Shapira, and Adolfo Villagomez to the board of directors for one-year terms, with an average vote in favor of more than 96 percent of the votes cast;

2.	The advisory vote to approve the compensation of Kohl’s named executive officers received more than 92 percent of the votes cast;

3.	The proposal to ratify the appointment of Ernst & Young LLP as Kohl’s independent registered public accounting firm for fiscal year 2024 received more than 94 percent of the votes cast;

4.	Kohl’s shareholders voted to approve the Kohl’s Corporation 2024 Long-Term Compensation Plan, which received a vote in favor of more than 93 percent of the votes cast; and

5.	Kohl’s shareholders voted against a shareholder proposal around the company’s Corporate Financial Sustainability Report, with a vote in favor of less than six percent of the votes cast.

Final results will be reported on a current report on Form 8-K.

About Kohl’s

Kohl’s (NYSE: KSS) is a leading omnichannel retailer built on a foundation that combines great brands, incredible value and convenience for our customers. Kohl’s serves millions of families in our more than 1,100 stores in 49 states, online at Kohls.com, and through our Kohl’s App. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact on the community or how to join our winning team, visit Corporate.Kohls.com.

Contacts

Investor Relations:

Mark Rupe, (262) 703-1266, mark.rupe@kohls.com

Media:

Jen Johnson, (262) 703-5241, jen.johnson@kohls.com